EXHIBIT 99.1

News Release

LOCKHEED MARTIN NAMES ORLANDO CARVALHO EXECUTIVE VICE PRESIDENT, AERONAUTICS; LORRAINE MARTIN TO LEAD F-35 PROGRAM

Larry Lawson to Retire

BETHESDA, Md., Mar. 18, 2013 – Lockheed Martin Corporation [NYSE: LMT] announced that its board of directors has approved the appointment of Orlando Carvalho, 54, to executive vice president of the Aeronautics business area, and Lorraine Martin, 50, as vice president and general manager of the F-35 Lightning II program. The board also elected Martin a corporate officer. Both appointments are effective immediately and follow the retirement of Larry Lawson, 55, on April 5 after 26 years with Lockheed Martin.

“I’d like to thank Larry for the many contributions he’s made to our success in his 26-years of dedicated service,” said Marillyn Hewson, Lockheed Martin chief executive officer and president. “He has had a distinguished career at Lockheed Martin and we wish him the best in his retirement.”

“Orlando and Lorraine are impressive leaders who have consistently demonstrated their ability to build strong customer relationships, successfully manage complex programs, and inspire our teams,” continued Hewson. “These appointments are examples of our deep bench of talent and demonstrate the value of our robust succession planning efforts.”

“Orlando is a proven leader with nearly 33 years of experience with Lockheed Martin, a strong record of achievement, and a keen understanding of our customers and their mission.”

Since joining Aeronautics in 2011, Carvalho has been responsible for the performance of all aspects of the F-35 Lightning II program, the U.S. government’s largest and most complex development and production program. Under his leadership, the F-35 program has delivered impressive results, including consistently exceeding the flight test plans; significantly improving on-schedule delivery of the Mission Systems and Autonomic Logistics Information System software releases; delivering 30 aircraft in 2012 while increasing affordability; and supporting the launch of training operations at Eglin AFB and the stand up of the first Marine Corps and Air Force operational F-35 bases.

Prior to joining Aeronautics, Carvalho led Lockheed Martin’s Mission Systems & Sensors, a business with more than $6 billion in sales and 15,000 employees delivering systems engineering, software development and program management in support of the U.S. Navy, Coast Guard, Air Force, Army and Marine Corps, and customers in 50 nations. Throughout his career, Carvalho has held a series of increasingly responsible positions in the company’s Electronic Systems and Aeronautics business areas. He holds a master’s degree in business administration from the University of Maryland and a bachelor’s degree in Mathematics from Fairfield University.

“As a seasoned leader with nearly 25 years of Lockheed Martin experience, Lorraine has a proven track record of driving operational excellence and has been instrumental in improving the F-35 program performance and delivering outstanding results for our customers,” continued Hewson.

As Vice President and Deputy of the F-35 program, Martin has been responsible for partnering with Carvalho to oversee the F-35 system development and demonstration program, transition from development to production, flight testing, and global deployment and sustainment for 13 military services in nine partner countries.

Since joining the Aeronautics business area in 2008, Martin has led the C-130 and C-5 programs, where she was responsible for all aspects of the design, delivery and sustainment of these successful aircraft programs. She also led the Flight Solutions business, where she was responsible for developing and delivering U.S. and international military aircrew training programs, including the F-35 training system. Martin began her Lockheed Martin career in 1988, after serving five years as an officer in the U.S. Air Force, and has held a number of leadership positions of increasing responsibility in the company’s Electronic Systems, Information Systems & Global Solutions and Aeronautics business areas. She holds a master’s degree in Computer Science from Boston University and a bachelor’s degree in Computational Mathematics from DePauw University.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

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Media Contacts:

Andrea Greenan, 301-897-6210, andrea.m.greenan@lmco.com

Joe LaMarca, 817-777-6736, joseph.lamarca@lmco.com